   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2003

                                                     REGISTRATION NO. 333-108107
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3
                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         ENCYSIVE PHARMACEUTICALS INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           13-3532643
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                            Identification No.)

          6700 WEST LOOP SOUTH, 4TH FLOOR                          BRUCE D. GIVEN, M.D.
               BELLAIRE, TEXAS 77401                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  (713) 796-8822                               ENCYSIVE PHARMACEUTICALS INC.
(Address, including zip code, and telephone number,           6700 WEST LOOP SOUTH, 4TH FLOOR
  including area code, of registrant's principal                   BELLAIRE, TEXAS 77401
                executive offices)                                    (713) 796-8822
                                                     (Name, address, including zip code, and telephone
                                                                          number,
                                                        including area code, of agent for service)

                             ---------------------
                                   COPIES TO:

                                ROBERT G. REEDY
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, 35TH FLOOR
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 226-0674
                            TELECOPY: (713) 226-0274
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2003

PROSPECTUS

                      (ENCYSIVE PHARMACEUTICALS INC. LOGO)

                                  $50,000,000

                             ---------------------

                                  COMMON STOCK

                             ---------------------

     We may offer shares of our common stock, par value $.005 per share, from time to time.

     The aggregate initial offering price of the shares of our common stock that we offer will not exceed $50,000,000. We will offer our common stock in amounts, at prices and on terms to be determined at the time of the offering.

     Our common stock is quoted on The Nasdaq Stock Market under the symbol "ENCY." The last reported sale price of our common stock on November 13, 2003 was $6.99 per share.

     We will provide the specific terms of the offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

     INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    i
ENCYSIVE PHARMACEUTICALS INC................................    i
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........  iii
WHERE YOU CAN FIND MORE INFORMATION.........................  iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   iv
RISK FACTORS................................................    1
USE OF PROCEEDS.............................................   13
DILUTION....................................................   13
DESCRIPTION OF CAPITAL STOCK................................   13
PLAN OF DISTRIBUTION........................................   15
LEGAL MATTERS...............................................   16
EXPERTS.....................................................   17

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. This prospectus provides you with a description of our common stock. Each time we use this prospectus to offer shares of our common stock, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information." As used in this prospectus, the terms "we," "us," "our" and "Encysive" mean Encysive Pharmaceuticals Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

                         ENCYSIVE PHARMACEUTICALS INC.

     Encysive Pharmaceuticals Inc. was incorporated in Delaware in 1989. We are a biopharmaceutical company focused on the discovery, development and commercialization of novel, synthetic, small molecule compounds for the treatment of a variety of cardiovascular, vascular and related inflammatory diseases. We believe that synthetic, small molecule therapeutics have several advantages over protein and peptide based large molecules. Small molecules generally are not immunogenic, can typically be protected with composition-of-matter patents and can be produced by conventional lower cost pharmaceutical manufacturing methods. Our research and development programs are focused on inhibitors (also referred to as antagonists or blockers) that can interrupt certain disease processes. Our programs seek to address unmet medical needs in cardiovascular diseases, thrombocytopenia, pulmonary arterial hypertension, heart failure and inflammatory diseases such as asthma. We have been unprofitable to date and expect to incur operating and net losses for the next several years as we invest in product research and development, preclinical and clinical testing and regulatory approvals and compliance.

     Our affiliates and subsidiaries include: Revotar Biopharmaceuticals AG, a German corporation located in Berlin and a majority-owned affiliate also referred to as Revotar; ImmunoPharmaceutics, Inc., a California corporation and a wholly-owned subsidiary also referred to as IPI; EP-ET, LLC, a Delaware limited liability corporation and a wholly-owned subsidiary also referred to as EP-ET; and Encysive, L.P., a Delaware limited partnership also referred to as ELP. EP-ET is the general partner of ELP and we are the sole limited partner of ELP. Revotar was formed during the third quarter of 2000 to conduct research and development for novel small molecule compounds and to develop and commercialize our selectin antagonists. We acquired all of the outstanding common stock of IPI in exchange for shares of our common stock in July of 1994. In June of 2000, we, through EP-ET, and ICOS Corporation, a Delaware corporation also referred to as ICOS, entered into an agreement and formed ICOS-Texas Biotechnology L.P., a Delaware limited partnership also referred to as ICOS-TBC, to develop and globally commercialize endothelin-A receptor antagonists. We and ICOS were both 50% owners in ICOS-TBC until April 22, 2003, at which time we purchased ICOS' share of ICOS-TBC and changed the name of ICOS-TBC to Encysive, L.P.

     Argatroban is our first marketed product, and our only product approved by the U.S. Food and Drug Administration, also referred to as the FDA. Argatroban was approved by the FDA in 2000 for the prophylaxis or treatment of thrombosis in patients with heparin-induced thrombocytopenia, also referred to as HIT, and for patients with or at risk for HIT undergoing percutaneous coronary intervention, also referred to as PCI. Argatroban was approved in Canada in 2002 for use as anticoagulant therapy in patients with heparin-induced thrombocytopenia syndrome. During 2002, we completed initial studies to evaluate the use of Argatroban in hemodialysis patients and in PCI. The drug is being marketed in the U.S. and Canada by GlaxoSmithKline, plc, also referred to as GSK, and has been on the market in the U.S. and Canada since November 2000 and June 2002, respectively. GSK is our development, manufacturing and marketing partner for Argatroban.

     Presently, we have four major product development programs.

     - Endothelin Antagonist Program. We are developing sitaxsentan, an endothelin(A) receptor antagonist, or ET(A), for the treatment of pulmonary arterial hypertension, as referred to as PAH. During 2002, ELP successfully completed STRIDE 1, a Phase IIb/III pivotal clinical trial in pulmonary arterial hypertension with sitaxsentan. TBC3711, a second generation ET(A), has previously completed Phase I clinical trials and may be developed for cardiovascular or other diseases. We have initiated a pivotal Phase III trial in PAH, "STRIDE 2." STRIDE 2 will test two doses of sitaxsentan (100 mg and 50 mg), versus placebo, dosed once daily in a double blind fashion. In addition, a randomized bosentan (Tracleer(R)) arm will be included. Bosentan is currently the only approved endothelin antagonist available. In June 2003, we received a Special Protocol Assessment from the FDA confirming that STRIDE 2, together with the results of STRIDE 1 and planned supportive trials will be sufficient for filing a new drug application, as referred to as an NDA. We anticipate enrollment will complete in the spring of 2004 with results available in the second half of 2004. We anticipate that the NDA submission may occur between the end of year 2004 and first quarter of 2005.

     - Thrombosis. During 2002, we completed a Phase II human clinical trial for Argatroban as a mono-therapy treatment for acute ischemic stroke. The clinical trial met the primary endpoint based on safety and showed positive results in the secondary safety endpoint. In light of a lack of a positive overall efficacy trend and the high risk and high costs associated with stroke trials, it is unlikely that we will proceed independently with a full Phase III program.

     - Vascular Inflammation Program. Revotar is developing a selectin antagonist, bimosiamose, for the treatment of asthma, psoriasis and atopic dermatitis. The intravenous form of the drug demonstrated positive anti-inflammatory effects in Phase II clinical trials. Revotar was formed during 2000 to further the development of this program. Revotar completed Phase I clinical trials for asthma utilizing an inhaled form of bimosiamose. A Phase IIa clinical trial with an inhaled form of bimosiamose was completed in the second quarter of 2003 and positive preliminary results were released in August 2003. A Phase IIa clinical trial in psoriasis and atopic dermatitis commenced during the fourth quarter of 2003, using a topical formulation. A Phase IIa proof-of-concept clinical trial in psoriasis, completed during 2002 with an injectable form of bimosiamose, indicated a potential for efficacy.

      We have signed a collaboration and license agreement for our VLA-4 program with Schering-Plough LTD and Schering-Plough Corporation, collectively referred to as Schering-Plough, and have received payments from Schering-Plough on signing the agreement and for nominating a compound as a clinical candidate. Additionally, we are conducting research on backup VLA-4 antagonists for Schering-Plough under this agreement. Schering-Plough and Encysive have agreed to extend the research agreement for another year, through June 2004.

     - Vascular Disease. Many disease processes involve changes in blood vessels and heart tissue. There are numerous mediators, like endothelin, which may contribute to the development of these diseases. Several of these act through G-protein coupled receptors, GPCRs, to carry out their action. We are conducting research on GPCRs to identify inhibitors that could be useful in treating diseases including congestive heart failure, ischemic stroke and acute myocardial infarction.

     Our executive offices are located at 6700 West Loop South, 4th Floor, Bellaire, Texas 77401. Our telephone number is (713) 796-8822.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, also known as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, also known as the Exchange Act. All statements other than statements of historical fact included in and incorporated by reference into this prospectus are forward-looking statements. These forward-looking statements include, without limitation, statements regarding our estimate of the sufficiency of our existing capital resources and our ability to raise additional capital to fund cash requirements for future operations, and regarding the uncertainties involved in the drug development process and the timing of regulatory approvals required to market these drugs. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that such expectations reflected in these forward-looking statements will prove to have been correct.

     When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus.

     You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. Before you invest in our common stock, you should be aware that the occurrence of any of the contingent factors described under "Risk Factors" could substantially harm our business, results of operations and financial condition. Upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

     We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission, also known as the SEC. These reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Encysive maintains an Internet site at http://www.encysive.com.

     We have filed a registration statement with the SEC on Form S-3 (including any amendments thereto, known as the registration statement) under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about our common stock and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have previously been filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

     (1) Our annual report on Form 10-K for the fiscal year ended December 31, 2002, as amended (File No. 000-20117).

     (2) Our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, as amended, June 30, 2003, as amended, and September 30, 2003 (File No. 000-20117).

     (3) A description of our common stock contained in our registration statement on Form 8-A effective June 18, 2001 (File No. 000-20117), and a description of our preferred stock purchase rights contained in our registration statement on Form 8-A effective January 3, 2002 (File No. 000-20117).

     (4) Our current reports on Form 8-K dated January 7, 2003, January 30, 2003, February 6, 2003, February 26, 2003, March 6, 2003 (as amended by the current report on Form 8-K/A filed April 2, 2003), April 11, 2003, April 23, 2003, April 23, 2003 (as amended by the current report on Form 8-K/A filed July 3, 2003), May 16, 2003, June 3, 2003, June 20, 2003, August 5, 2003, August 20,
2003, September 11, 2003 and October 9, 2003 (File No. 000-20117).

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Stephen L. Mueller, Vice-President, Finance and Administration, Secretary and Treasurer, at 6700 West Loop South, 4th Floor, Bellaire, Texas 77401, or at (713) 796-8822.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS, INDUSTRY AND STRATEGY

  THERE IS UNCERTAINTY IN THE DEVELOPMENT OF OUR PRODUCTS AND IF WE DO NOT SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS, WE WILL NOT BE PROFITABLE.

     In November 2000, we began to market our first product, Argatroban, through our agreement with GSK. However, the royalties produced to date by Argatroban have not made us profitable. To date, the majority of our resources have been dedicated to the research and development of Argatroban and other small molecule drugs for certain vascular and related inflammatory diseases. The commercial applications of our product candidates will require further investment, research, development, preclinical and clinical testing and regulatory approvals, both foreign and domestic. We cannot assure you that we will be able to develop, produce at reasonable cost, or market successfully, any of our product candidates. Further, these product candidates may require complex delivery systems that may prevent or limit their commercial use. All of our products will require regulatory approval before they may be commercialized. Products, if any, resulting from our research and development programs other than Argatroban are not expected to be commercially available for a number of years, and we cannot assure you that any successfully developed products will generate substantial revenues or that we will ever be profitable.

  WE HAVE A HISTORY OF OPERATING AND NET LOSSES AND WE MAY NEVER BECOME PROFITABLE.

     We have been unprofitable to date and expect to incur operating losses for the next several years as we invest in product research and development, preclinical and clinical testing, regulatory compliance and commercialization. At September 30, 2003, we had an accumulated deficit of approximately $174.7 million, and for the fiscal years ended December 31, 2002, 2001 and 2000 we have incurred net losses of approximately $23.5 million, $19.1 million and $5.7 million, respectively. We will require substantial additional funding to complete the research and development of our product candidates, to establish commercial scale manufacturing facilities, if necessary, to fund $6 million in required future payments to ICOS and to market our products. To become profitable, we, either alone or with our collaborators, must successfully develop, manufacture and market our product candidates, or continue to identify, develop, acquire, manufacture and market other new product candidates. We may never have any significant revenues or become profitable.

  IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL WHEN NEEDED, WE WILL BE UNABLE TO CONDUCT OUR OPERATIONS AND DEVELOP OUR POTENTIAL PRODUCTS.

     We have financed our research and development activities and other operations primarily through public and private offerings of our common stock and from funds received through our development and funding collaborations, research agreements and partnerships. We also have received royalty revenue from sales of Argatroban. We have not conducted any equity offerings since 2000, and we have relied on our cash balances from prior offerings and our revenues to fund our operations, with the result that our cash balance has decreased in 2003. As of September 30, 2003, we had cash, cash equivalents and investments in marketable securities of approximately $47.7 million.

     We expect to continue to incur substantial research and development expenditures as we design and develop biopharmaceutical products for the prevention and treatment of cardiovascular and other diseases. We also anticipate that our operating expenses will increase in subsequent years because:

     - we expect to incur significant expenses in conjunction with additional clinical trial costs for sitaxsentan and research and clinical trial costs for development of bimosiamose and expect to begin to incur costs for clinical trials related to additional compounds; and

     - we expect to incur additional costs in future periods related to Argatroban in complying with ongoing FDA requirements and possible clinical trial expenditures for additional therapeutic indications.

     We anticipate that our existing capital resources and other revenue sources, should be sufficient to fund our cash requirements through the end of the third quarter of 2004. We also anticipate that we will need to secure additional funds to continue the required levels of research and development to complete the development and submit an NDA for sitaxsentan and to reach our other current long-term goals. We anticipate that the NDA submission may occur between the end of year 2004 and first quarter of 2005. We intend to seek such additional funding through collaborative arrangements and/or through public or private financings, if required. Our strategy for managing our capital requirements includes seeking to license rights to sitaxsentan for select markets, while preferably retaining North American rights. We cannot assure you that such funding or licensing arrangements will be available on acceptable terms. As we review our research and development programs, we may also consider various measures to reduce our costs in order to effectively utilize our capital resources. In early 2003, we implemented changes to reduce our operating costs, including reducing our research and administration staff. If we are unable to successfully access additional funding, we may be forced to take further cost reduction measures. These adjustments may include scaling back, delaying or terminating one or more research or development programs, curtailing capital expenditures or reducing business development and other operating activities. We may also consider seeking collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available or relinquishing, licensing or otherwise disposing of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

  OUR DECISION TO CONTINUE TO DEVELOP AND GLOBALLY COMMERCIALIZE ENDOTHELIN-A RECEPTOR ANTAGONISTS WITHOUT ICOS COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND OUR COMMERCIAL PROSPECTS.

     In June of 2000, we entered into an agreement with ICOS to form ELP to develop and globally commercialize endothelin-A receptor antagonists. In April of 2003, we purchased ICOS' share of ELP for $4 million paid at closing, and $4 million and $2 million to be paid 12 and 18 months after closing, respectively, plus interest. ICOS concluded its participation in the endothelin development program as part of its commitment to focusing ICOS' development efforts on its other drug candidates. As a result, we are currently responsible for all costs and expenses of ELP, and our endothelin development program, incurred after December 31, 2002. These costs and expenses will be significant and we will need to raise additional funding or find a suitable collaborator to continue the development and commercialization of endothelin-A receptor antagonists, including sitaxsentan and TBC3711.

     Liver and fetal abnormalities have previously been recognized as complications related to the endothelin antagonist class of drug. Fetal abnormalities with respect to this class of drug have been detected in animal studies. Liver abnormalities in the STRIDE trial reversed in all cases with discontinuation of the drug. The most frequent adverse events that occurred in patients receiving sitaxsentan and that were more common than in placebo-treated patients, were headache, peripheral edema, nasal congestion and dizziness. We have initiated STRIDE 2, a pivotal Phase III trial in PAH. In June 2003, we received a Special Protocol Assessment from the FDA confirming that STRIDE 2, together with the results of STRIDE 1 and planned supportive trials will be sufficient for filing an NDA.

     We cannot assure you that similar liver abnormalities will not occur in STRIDE 2 or other clinical studies related to our endothelin development program or in commercial usage after approval. If we are unable to clearly demonstrate that sitaxsentan does not provide an acceptable risk-benefit profile as compared to currently approved therapies, we are not likely to receive regulatory approval to market sitaxsentan, which could prevent us from generating meaningful revenue or achieving profitability.

  WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS.

     We have historically experienced, and expect to continue to experience for the foreseeable future, significant fluctuations in our operating results. These fluctuations are due to a number of factors, many of which are outside of our control, and may result in volatility of our stock price. Future operating results will depend on many factors, including:

     - demand for our products;

     - regulatory approvals for our products;

     - the timing of the introduction and market acceptance of new products by us or competing companies; and

     - the timing and magnitude of certain research and development expenses.

  WE FACE SUBSTANTIAL COMPETITION THAT MAY RESULT IN OTHERS DEVELOPING AND COMMERCIALIZING PRODUCTS MORE SUCCESSFULLY THAN WE DO.

     The biopharmaceutical industry is highly competitive. Our success will depend on our ability to develop products and apply technology and to establish and maintain a market for our products. Potential competitors in the U.S. and other countries include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. Many of our competitors have substantially greater research and development capabilities and experience and greater manufacturing, marketing and financial resources than we do. Accordingly, our competitors may develop products or other novel technologies that are more effective, safer or less costly than any that have been or are being developed by us or may obtain FDA approval for products more rapidly than we are able.

     We have significant competition for Argatroban for the treatment of HIT. The products that compete with Argatroban include:

     - Refludan(R), which was approved by the FDA in 1997 for the treatment of HIT;

     - Orgaran(R), which is a low molecular weight heparinoid that has been approved for the treatment of deep vein thrombosis, but is believed to be used without an approved indication ("off-label") for the treatment of HIT in the U.S.; and

     - Angiomax(R), which is approved for use in the U.S. as an anticoagulant in patients with unstable angina undergoing percutaneous transluminal coronary angioplasty.

     We may also face competition for Argatroban in indications other than HIT, when and if such indications are approved by the FDA, including:

     - Revasc(R), which is used in the treatment of deep vein thrombosis following hip surgery and has received regulatory approval in Europe;

     - Angiomax(R), which is in Phase III clinical trials for acute coronary syndromes and conducting clinical trials in HIT patients;

     - Arixtra(R), which is approved for the prevention of deep vein thrombosis and pulmonary embolism; and

     - Melagatran, which is being developed as a treatment for deep vein thrombosis and is in Phase III trials.

     A number of companies, including Abbott Laboratories and Myogen, Inc., have endothelin (also referred to as ET(A)) receptor selective antagonist compounds in clinical development, which will be in competition with sitaxsentan. Myogen has begun a Phase IIa trial for its ET(A) compound in PAH. Several companies have non-selective endothelin antagonists in development. Actelion Ltd., a biotechnology company located in Switzerland, and Genentech, Inc. received approval from the FDA to market Tracleer(R) (bosentan) for the treatment of PAH during 2001. In addition to endothelin antagonists, Pfizer is conducting a Phase II trial in the use of Viagra(R) in PAH. If phosphodiesterase 5 inhibitors demonstrate a benefit in PAH patients, we believe they will be used as additive therapy with endothelin antagonists.

     We cannot assure you that technological development by others will not render our products or product candidates uncompetitive or that we will be successful in establishing or maintaining technological competitiveness.

  WE ARE DEPENDENT ON THIRD PARTIES TO FUND, MARKET AND DEVELOP OUR PRODUCTS, INCLUDING ARGATROBAN.

     We rely on strategic relationships with our corporate partners to provide the financing, marketing and technical support and, in certain cases, the technology necessary to develop and commercialize certain of our product candidates. We have entered into an agreement with Mitsubishi Pharma Corporation, also referred to as Mitsubishi, to license rights and technology relating to Argatroban in the U.S. and Canada for specified therapeutic indications. Either party may terminate the Mitsubishi agreement on 60 days notice if the other party defaults on its material obligations under the agreement, declares bankruptcy or becomes insolvent, or if a substantial portion of its property is subject to levy. Unless terminated sooner due to the above-described termination provisions, the agreement with Mitsubishi expires on the later of the termination of patent rights in a particular country or 20 years after the first commercial sale of products in a particular country. If our agreement with Mitsubishi is terminated, we will lose all rights to Argatroban including our right to receive revenues from the sale of Argatroban, which would have a material adverse effect on our business and financial condition.

     We also entered into an agreement with GSK in 1997 whereby we granted an exclusive sublicense to GSK relating to the continued development and commercialization of Argatroban. This agreement provides for the payment of royalties and certain milestone payments upon the completion of various regulatory filings and receipt of regulatory approvals. The agreement generally terminates on a country-by-country basis upon the earlier of the termination of our rights under the agreement with Mitsubishi, the expiration of applicable patent rights, or in the case of certain royalty payments, the introduction of a substantial competitor for Argatroban by another pharmaceutical company. GSK also has the right to terminate the agreement on a country by country basis by giving us at least three months written notice based on a reasonable determination by GSK that the commercial profile of the therapeutic indication in question would not justify continued development or marketing in that country. In addition, either we or GSK may terminate our agreement on 60 days notice if the other party defaults on its obligations under the agreement, declares bankruptcy or becomes insolvent. If our agreement with GSK is terminated, we will no longer receive royalties from GSK's sales of Argatroban and we may experience delays and incur expenses in attempting to commercialize Argatroban.

     As previously discussed, we entered into a worldwide research collaboration and license agreement to discover, develop and commercialize VLA-4 antagonists with Schering-Plough. Under the terms of the agreement, Schering-Plough obtained the exclusive worldwide rights to develop, manufacture and market all compounds from our library of VLA-4 antagonists, as well as the rights to a second integrin antagonist. We are responsible for optimizing a lead compound and additional follow-on compounds. Schering-Plough is supporting our research and reimburses us for costs associated with the worldwide product development program and commercialization of the compound. In addition to reimbursing research costs, Schering-Plough paid an upfront license fee and will pay development milestones and royalties on product sales resulting from the agreement. Total payments to us for both the VLA-4 and an additional program, excluding royalties, could reach $87.0 million. Although we and Schering-Plough have recently agreed to extend the agreement for another year, through June 2004, Schering-Plough can terminate the research program upon 180 days written notice to us. If this agreement is terminated, we will lose Schering-Plough's funding for the research costs in addition to development milestones and royalties on product sales resulting from the agreement.

     Our success will depend on these and any future strategic alliances. We cannot assure you that we will satisfy the conditions required to obtain additional research or milestone payments under the existing agreements or that we can prevent the termination of these agreements. We also cannot assure you that we will be able to enter into future strategic alliances on acceptable terms. The termination of any existing strategic alliances or the inability to establish additional collaborative arrangements may limit our ability to develop our technology and may have a material adverse effect on our business and financial condition.

  IF REVOTAR IS UNABLE TO OBTAIN ADDITIONAL FUNDING, INCLUDING THE ADDITIONAL FUNDING THAT WE ARE OBLIGATED TO PROVIDE, WE MAY LOSE OUR RIGHTS TO COMMERCIALIZE BIMOSIAMOSE.

     Revotar is developing a selectin antagonist, bimosiamose, for the treatment of asthma and psoriasis. Currently, Revotar has exclusive worldwide rights to bimosiamose for the treatment of asthma and other inflammatory indications as well as rights outside of North America for topical indications. We have exclusive worldwide rights for the use of bimosiamose in organ transplant as well as exclusive North American rights to all topical indications. In 2002, we and the other stockholders of Revotar executed an agreement to provide approximately $4.5 million in unsecured loans, of which our commitment was approximately $3.4 million. Under the loan agreement, we advanced approximately $1.2 million to Revotar during 2002. We are not obligated to advance any funds to Revotar in excess of our $3.4 million commitment, and we have no present intention of advancing any other funds to Revotar in excess of such commitment. We believe that Revotar's existing funds, the remaining commitments under the loan agreement and proceeds under German government scientific grants will be sufficient to fund Revotar into the first quarter of 2004. In order to continue to operate beyond that time, Revotar will need to seek additional funding through collaborative arrangements and/or through public or private financings in the future. We cannot assure you that such funding will be available on acceptable terms. If Revotar is unable to obtain additional funding, Revotar will no longer be able to continue its operations, and may have to consider various methods of maximizing shareholder value, including the sale or liquidation of its assets to its stockholders or third parties.

RISKS RELATING TO CLINICAL AND REGULATORY MATTERS

  THE REGULATORY APPROVAL PROCESS IS COSTLY AND LENGTHY AND WE MAY NOT BE ABLE TO SUCCESSFULLY OBTAIN ALL REQUIRED REGULATORY APPROVALS.

     The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the U.S. and other countries. We must obtain regulatory approval for each of our product candidates before marketing or selling any of them. It is not possible to predict how long the approval processes of the FDA or any other applicable federal, state or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. Positive results in preclinical testing and/or early phases of clinical studies offer no assurance of success in later phases of the approval process. Generally, preclinical and clinical testing of products can take many years, and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit or prevent regulatory approval. For example, we licensed rights to Argatroban in 1993, and incurred costs, including preclinical research studies and clinical trials costs of approximately $43 million prior to its approval by the FDA in June 2000. Any delay in obtaining, or failure to obtain, approvals could adversely affect the marketing of our products and our ability to generate product revenue.

     The risks associated with the approval process include:

     - delays or rejections in the regulatory approval process based on the failure of clinical or other data to meet expectations, or the failure of the product to meet a regulatory agency's requirements for safety, efficacy and quality;

     - regulatory approval, if obtained, may significantly limit the indicated uses for which a product may be marketed; and

     - reliance on FDA guidance in our development plans.

  OUR CLINICAL TRIALS COULD TAKE LONGER TO COMPLETE AND COST MORE THAN WE EXPECT, WHICH MAY RESULT IN OUR DEVELOPMENT PLANS BEING SIGNIFICANTLY DELAYED.

     We will need to conduct clinical studies of all of our product candidates; these studies are costly, time consuming and unpredictable. Any unanticipated costs or delays in our clinical studies could cause us to expend substantial additional funds or to delay or modify our plans significantly, which would harm our business, financial condition and results of operations. The factors that could contribute to such cost, delays or modifications include:

     - the cost of conducting human clinical trials for any potential product. These costs can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the development and financial support from corporate partners; and

     - intense competition in the pharmaceutical market, which may make it difficult for us to obtain sufficient patient populations or clinician support to conduct our clinical trials as planned. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Other companies are conducting clinical trials and have announced plans for future trials that are seeking or likely to seek patients with the same diseases as those we are studying. Competition for patients in cardiovascular disease trials is particularly intense because of the limited number of leading cardiologists and the geographic concentration of major clinical centers. Our Phase III clinical trial program for sitaxsentan, STRIDE 2, will include a placebo control group, which may also decrease the pace of enrollment compared to our Phase II trial. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate.

  EVEN IF WE OBTAIN MARKETING APPROVAL, OUR PRODUCTS WILL BE SUBJECT TO ONGOING REGULATORY OVERSIGHT, WHICH MAY AFFECT THE SUCCESS OF OUR PRODUCTS.

     Any regulatory approvals that we receive for a product may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up Phase IV studies. After we obtain marketing approval for any product, the manufacturer and the manufacturing facilities for that product will be subject to continual review and periodic inspections by the FDA and other regulatory authorities. The subsequent discovery of previously unknown problems with the product or with the manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. We have not incurred any material expenses related to the post-marketing review of Argatroban; however, it is likely that post-marketing expenses for sitaxsentan could be more significant than those incurred with Argatroban.

     If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

RISKS RELATED TO ONGOING OPERATIONS

  WE ARE DEPENDENT ON QUALIFIED PERSONNEL.

     Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. The loss of the services of the principal members of our management and scientific staff including Bruce D. Given, M.D., our President and Chief Executive Officer, and Richard A. F. Dixon, Ph.D., our Senior Vice President, Research and Chief Scientific Officer, may impede our ability to bring products to market. Drs. Given and Dixon, as well as other members of our management team and scientific staff, have employment agreements with us, which provide for initial one-year terms that renew automatically for successive additional one-year periods unless either party provides notice at least sixty days before the scheduled expiration. We do not maintain key person insurance on any members of our management team and scientific staff. Our success is also dependent on our maintaining and expanding our personnel as needs arise in the areas of research, clinical trial management, manufacturing, sales and marketing in order to commercial-ize products. We face intense competition for such personnel from other companies, academic institutions, government entities and other organizations. We cannot assure you that we will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and our growth in general could pose significant risks to our development and progress.

     We also rely on consultants and advisors to assist us in formulating our research and development strategy. All our consultants and advisors are either self-employed or employed by other organizations, and they may have other commitments such as consulting or advisory contracts with other organizations that may affect their ability to contribute to us.

  THE HAZARDOUS MATERIAL WE USE IN OUR RESEARCH AND DEVELOPMENT COULD RESULT IN SIGNIFICANT LIABILITIES, WHICH MAY EXCEED OUR INSURANCE COVERAGE.

     Our research and development activities involve the use of hazardous materials. While we believe that we are currently in substantial compliance with federal, state and local laws and regulations governing the use of these materials, accidental injury or contamination may occur. Any such accident or contamination could result in substantial liabilities, which could exceed our financial resources or not be covered by our general liability insurance, which has a policy limit of $7 million. Additionally, the cost of compliance with environmental and safety laws and regulations may increase in the future.

  WE MAY BE SUED FOR PRODUCT LIABILITY, WHICH MAY PREVENT OR INTERFERE WITH THE DEVELOPMENT OR COMMERCIALIZATION OF OUR PRODUCTS.

     Because our products and product candidates are new treatments, with limited, if any, past use on humans, serious undesirable and unintended side effects may arise. We may be subject to product liability claims that are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. These claims could expose us to significant liabilities that could prevent or interfere with the development or commercialization of our products and seriously impair our financial position. Product liability insurance is generally expensive for biopharmaceutical companies such as ours. We maintain product liability insurance in various countries with policy limits of up to $5 million for claims arising from the use of our products in clinical trials prior to FDA approval. Under the agreements with Mitsubishi and GSK, we also maintain product liability insurance with a policy limit of $10 million to cover claims that may arise from the sale of Argatroban. Our existing coverage will not be adequate as we further develop products and as sales of Argatroban continue. We cannot assure you that we will be able to maintain our existing insurance coverage or obtain additional coverage on commercially reasonable terms for liability arising from the use or sale of our other products in the future. Also, this insurance coverage and our resources may not be sufficient to satisfy any liability resulting from product liability claims and a product liability claim may have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATING TO PRODUCT MANUFACTURING AND SALES

  WE HAVE VERY LIMITED MANUFACTURING, MARKETING AND SALES EXPERIENCE.

     We have very limited manufacturing, marketing and product sales experience. If we develop any additional commercially marketable products, we cannot assure you that contract manufacturing services will be available in sufficient capacity to supply our product needs on a timely basis. If we decide to build or acquire commercial scale manufacturing capabilities, we will require additional management and technical personnel and additional capital.

     If in the future, we decide to perform sales and marketing activities ourselves, we would face a number of additional risks, including:

     - we may not be able to attract and build a significant marketing or sales force;

     - the cost of establishing a marketing or sales force may not be justifiable in light of product revenues; and

     - our direct sales and marketing efforts may not be successful.

  WE CANNOT ASSURE YOU THAT THE RAW MATERIALS NECESSARY FOR THE MANUFACTURE OF OUR PRODUCTS WILL BE AVAILABLE IN SUFFICIENT QUANTITIES OR AT A REASONABLE COST.

     Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, each of which could materially impair our competitive position and potential profitability. We cannot assure you that we will be able to enter into any other supply arrangements on acceptable terms, if at all.

  WE ARE DEPENDENT ON A SINGLE SUPPLIER OF ARGATROBAN.

     At the present time, Mitsubishi is the only supplier of Argatroban in bulk form. Mitsubishi has entered into a supply agreement with GSK to supply Argatroban in bulk to meet GSK's and our needs. Should Mitsubishi fail during any consecutive nine-month period to supply GSK with at least 80 percent of its requirements, and such requirements cannot be satisfied by existing inventories, the supply agreement with Mitsubishi provides for the nonexclusive transfer of the production technology to GSK. However, in the event Mitsubishi terminates supplying Argatroban or defaults in its supply commitment, we cannot assure you that GSK will be able to commence manufacturing of Argatroban in a timely manner or that alternate sources of bulk Argatroban will be available at reasonable cost, if at all. If GSK cannot commence the manufacturing of Argatroban or alternate sources of supply are unavailable or are not available on commercially reasonable terms, it could harm our profitability. In addition, finishing and packaging has only been arranged with one manufacturing facility in the U.S. GSK has informed us that they will be finishing and packaging in a GSK facility sometime in the future.

  OUR PRODUCTS, EVEN IF APPROVED BY THE FDA OR FOREIGN REGULATORY AGENCIES, MAY NOT BE ACCEPTED BY HEALTH CARE PROVIDERS, INSURERS OR PATIENTS.

     If any of our products, including Argatroban, after receiving FDA or other foreign regulatory approval, fail to achieve market acceptance, our ability to become profitable in the future will be adversely affected. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficacy and cost effectiveness. In addition, market acceptance depends on the effectiveness of our marketing strategy and the availability of reimbursement for our products.

  THE SUCCESSFUL COMMERCIALIZATION OF OUR PRODUCTS IS DEPENDENT ON PHARMACEUTICAL PRICING AND THIRD-PARTY REIMBURSEMENT.

     In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, government and private third-party payors are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement of drug products. Consequently, the reimbursement status of newly approved health care products is highly uncertain, and we cannot assure you that third-party coverage will be available or that available third-party coverage will enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Our long-term ability to market products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available. Third-party payors are increasingly challenging the prices of medical products and services. Furthermore, inadequate third-party coverage may reduce market acceptance of our products. Significant changes in the health care system in the United States or elsewhere could have a material adverse effect on our business and financial performance.

     Sitaxsentan belongs to a class of drug called endothelin antagonists, which may cause liver and fetal abnormalities. Tracleer(R) (bosentan), a product of Actelion, Inc., also belongs to this class of drug, and the FDA, as a condition for the approval of Tracleer(R), required that Actelion distribute Tracleer(R) via a limited access program. A limited access program is a distribution system which seeks to manage the post marketing risk of an approved medication through:
(i) limited distribution of the medication through a number of specialty distributor pharmacies; (ii) registration of all practitioners prescribing the medication; (iii) registration of all patients receiving the medication; (iv) written certification by the practitioner that the medication is being prescribed for a medically appropriate use; (v) review of safety warnings with the patient by the practitioner; and (vi) an ongoing comprehensive program to monitor, collect, track and report adverse event and other safety related information from patients receiving the medication. We believe that since sitaxsentan belongs to the same class of drug as Tracleer(R), the FDA will require that sitaxsentan be distributed though a limited access program that may make patient access and reimbursement more difficult.

RISKS RELATING TO INTELLECTUAL PROPERTY

  WE MAY NOT BE ABLE TO PROTECT PROPRIETARY INFORMATION AND OBTAIN PATENT PROTECTION.

     We actively seek patent protection for our proprietary technology, both in the U.S. and in other areas of the world. However, the patent positions of pharmaceutical and biotechnology companies, including us, are generally uncertain and involve complex legal, scientific and factual issues. Intellectual property is an uncertain and developing area of the law that is potentially subject to significant change. Our success will depend significantly on our ability to:

     - obtain patents;

     - protect trade secrets;

     - operate without infringing upon the proprietary rights of others; and

     - prevent others from infringing on our proprietary rights.

     We cannot assure you that patents issued to or licensed by us will not be challenged, invalidated or circumvented, or that the rights granted will provide competitive advantages to us. We cannot assure you that our patent applications or pending patent applications, if and when issued, will be valid and enforceable and withstand litigation. We cannot assure you that others will not independently develop substantially equivalent, generic equivalent or superseding proprietary technology or that an equivalent product will not be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. We may experience a significant delay in obtaining patent protection for our products as a result of a substantial backlog of pharmaceutical and biotechnology patent applications at the U.S. Patent and Trademark Office, also referred to as the PTO. Other competitors may have filed or maintained patent applications for technology used by us or covered by pending applications. In addition, patent protection, even if obtained, is affected by the limited period of time for which a patent is effective.

     GSK currently markets Argatroban and enjoys market exclusivity pursuant to the Waxman/Hatch Act that provides protection from competition until June 30, 2005. We have received a formal written request from the FDA to conduct a study with Argatroban in pediatric patients. Upon completion of this study, we will be eligible for an additional six months of market exclusivity. The composition of matter patent on Argatroban has expired. Argatroban is currently marketed in a formulation that is covered under a formulation patent that expires in 2010. Following expiration of Waxman/Hatch protection, it is possible that generic manufacturers may be able to produce Argatroban without violating the formulation or process patents.

     We could also incur substantial costs in filing and prosecuting patent claims, in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, in a suit with another party. The PTO could institute interference proceedings involving us in connection with one or more of our patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or a comparable agency in a foreign jurisdiction could also institute re-examination or opposition proceedings against us in connection with one or more of our patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents. As of the date of this prospectus, there are no suits, interference proceedings, re-examination proceedings or opposition proceedings, pending or, to our knowledge, threatened against us, with respect to patents issued to or licensed by us or with respect to any patent applications filed by us.

     We may be required to obtain licenses to patents or other proprietary rights from third parties. We cannot assure you that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we are unable to obtain required licenses, we could encounter delays in product introductions while we attempt to design around blocking patents, or we could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

  WE RELY ON COMPOUNDS AND TECHNOLOGY LICENSED FROM THIRD PARTIES AND TERMINATION OF ANY OF THOSE LICENSES WOULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

     We have entered into an agreement with Mitsubishi to license Mitsubishi's rights and technology relating to Argatroban and to license Mitsubishi's own proprietary technology developed with respect to Argatroban. Under the agreement, Mitsubishi has the right to bring any suit or action for infringement of the patent rights granted thereunder; provided, however, if Mitsubishi fails to take action with respect to any infringement, we have the right the bring any appropriate suit or action against the infringer based upon any patent with the patent rights granted thereunder that has a claim that specifically covers a licensed product. The agreement provides us an exclusive license to use and sell Argatroban in the U.S. and Canada for all cardiovascular, renal, neurological and immunological purposes other than use for the coating of stents. We are required to pay Mitsubishi specified royalties on net sales of Argatroban by us and our sublicensees after its commercial introduction in the U.S. and Canada. During 2000, we signed an additional agreement with Mitsubishi that provides us with royalties on sales of Argatroban in certain European countries, up to a total of $5.0 million in milestones for the development of ischemic stroke and certain other provisions. During 2001, we received $2.0 million of these milestones less certain Japanese withholding taxes. Additional milestones are dependent on further development of Argatroban in the indication of ischemic stroke. During 2002, we completed a Phase II human clinical trial for Argatroban as a monotherapy treatment for acute ischemic stroke. The clinical trial met the primary safety endpoint and showed positive results in the secondary safety endpoint. In light of a lack of an overall efficacy trend and the high risk and high costs associated with stroke trials, it is unlikely that we will proceed independently with a full Phase III program. Either party may terminate the agreement with Mitsubishi on 60 days notice if the other party defaults in its material obligations under the agreement, declares bankruptcy or becomes insolvent, or if a substantial portion of its property is subject to levy. We are currently in compliance with respect to the material obligations under the agreement. Unless terminated sooner, the agreement with Mitsubishi expires on the later of termination of patent rights in a particular country or 20 years after first commercial sale of products in a particular country. If our agreement with Mitsubishi is terminated, we will lose the rights to Argatroban including our right to receive revenues from the sale of Argatroban, which would have a material adverse effect on our business and financial condition.

  IF WE ARE UNABLE TO KEEP OUR TRADE SECRETS CONFIDENTIAL, OUR TECHNOLOGY AND INFORMATION MAY BE USED BY OTHERS TO COMPETE AGAINST US.

     We rely significantly on trade secrets, know-how and continuing technological advancement to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with our employees and consultants, which contain assignment of invention provisions. Notwithstanding these agreements, others may gain access to these trade secrets, such agreements may not be honored and we may not be able to protect effectively our rights to our unpatented trade secrets. Moreover, our trade secrets may otherwise become known or independently developed by our competitors.

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

RISKS RELATED TO OUR COMMON STOCK OUTSTANDING

  OUR STOCK PRICE IS VOLATILE.

     The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our common stock, like that of the securities of other biopharmaceutical companies, has been and may be highly volatile. During the period from November 1, 2001 to November 1, 2003, our stock price has ranged from a low of $0.76 per share (on February 20, 2003) to a high of $7.20 per share (on December 14, 2001). Further information regarding the trading price of our common stock is included in Item 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Factors such as announcements concerning technological innovations, new commercial products or procedures by us or our competitors, proposed governmental regulations and developments in both the U.S. and foreign countries, disputes relating to patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by us or our competitors, public concern as to the safety of biotechnology products, and economic and other external factors, as well as period-to-period fluctuations of financial results, may have a significant effect on the market price of our common stock.

     From time to time, there has been limited trading volume with respect to our common stock. In addition, we cannot assure you that there will continue to be a trading market or that any securities research analysts will continue to provide research coverage with respect to our common stock. It is possible that such factors will adversely affect the market for our common stock.

  ISSUANCE OF SHARES IN CONNECTION WITH FINANCING TRANSACTIONS OR UNDER STOCK PLANS AND OUTSTANDING WARRANTS WILL DILUTE CURRENT STOCKHOLDERS.

     Pursuant to our stock plans, our management is authorized to grant stock awards to our employees, directors and consultants. In addition, we also have warrants outstanding to purchase shares of our common stock. You will incur dilution upon exercise of any outstanding stock awards or warrants. In addition, if we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, further dilution to our existing stockholders will result, and new investors could have rights superior to existing stockholders.

  THE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE, INCLUDING WARRANTS, WHICH ARE CURRENTLY EXERCISABLE, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

     As of the date of this prospectus, we have reserved approximately 7.1 million shares of common stock for issuance under outstanding options and warrants. Approximately 7.0 million of these shares of common stock are registered for sale or resale on currently effective registration statements, and the holders of substantially all of the remaining shares of common stock are entitled to registration rights. The issuance of a significant number of shares of common stock upon the exercise of stock options and warrants, or the sale of a substantial number of shares of common stock under Rule 144 or otherwise, could adversely affect the market price of the common stock.

  CERTAIN ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW AND OUR RIGHTS PLAN, AND SEVERANCE PROVISIONS OF OUR EMPLOYMENT AGREEMENTS MAY DETER OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY AND RESULT IN THE ENTRENCHMENT OF MANAGEMENT, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Our Certificate of Incorporation and Section 203 of the Delaware General Corporation Law contain certain provisions that may delay or prevent an attempt by a third party to acquire control of us. These provisions in our Certificate of Incorporation include:

     - authorizing the issuance of "blank check" preferred stock;

     - limiting the ability of stockholders to call a special meeting of stockholders by requiring the written request of the holders of at least 51% of our outstanding common stock; and

     - establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholder meetings.

We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

     In January 2002, we adopted a Rights Plan that may delay or prevent such attempt by a third party to acquire control of us without obtaining our agreement to redeem the rights; if our agreement to redeem the rights is not obtained, the third party would suffer substantial dilution. In addition, the severance provisions of employment agreements with certain members of management could impede an attempted change of control by a third party and result in the entrenchment of management. These provisions include:

     - the lump-sum payment to certain members of our management team of up to one year's annual base salary and a prorata bonus in the event of a termination by us without "cause" or by the management team member for "good reason;"

     - the continued vesting and exercisability of all stock options and restricted stock during specified periods after the termination by us without "cause" or by the management team member for "good reason;"

     - the lump-sum payment to certain members of our management team of up to three year's annual base salary and bonus in the event of a termination within two years of a "change in control" of us;

     - gross-up payments for certain income taxes on lump-sum payments; and

     - the continuation of certain other benefits for periods of up to three years.

     In the event of the termination of all of these members of management within two years of a "change in control" of us, the base salary and annual bonus portions of these employment agreements would aggregate approximately $4.9 million at the current rate of compensation.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement or any pricing supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include capital expenditures, working capital, repayment or refinancing of indebtedness, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                                    DILUTION

     Our net tangible book value at September 30, 2003 was $0.82 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

                          DESCRIPTION OF CAPITAL STOCK

     The total number of shares of all classes of stock that we have authority to issue is 80,000,000, consisting of 75,000,000 shares of common stock, par value $.005 per share, and 5,000,000 shares of preferred stock, par value $.005 per share. We had 44,638,866 shares of common stock outstanding as of November 13, 2003.

     In the discussion that follows, we have summarized selected provisions of our certificate of incorporation and our bylaws relating to our capital stock. You should read our certificate of incorporation and bylaws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. Please read "Where You Can Find More Information."

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors, except as may, in the future, be provided in any resolutions adopted by our board of directors with respect to any series of preferred stock. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of shares of common stock exclusively possess all voting power of our stockholders. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to those dividends as may be declared from time to time by our board of directors from funds available for dividends and, upon liquidation, are entitled to receive pro rata all of our assets available for distribution to our stockholders.

PREFERRED STOCK

     Our board of directors is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series.

     The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors may determine not to seek stockholder approval.

RIGHTS PLAN

     In January 2002, we adopted a rights plan under which our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock held of record as of the close of business on January 22, 2002. Each right initially entitles a stockholder to purchase a one one-thousandth fraction of a share of Preferred Stock -- Junior Participating Series A for $55.00. Each such fraction of a share of preferred stock has terms designed to make it essentially equivalent to one share of common stock. The rights will become exercisable only in the event a person or group acquires 15% or more of our common stock or commences a tender or exchange offer which, if consummated, would result in that person or group owning 15% of our common stock. Prior to such an event, the rights will be evidenced by and traded in tandem with the common stock.

     If a person or group acquires a 15% or larger position in Encysive, each right (except those held by the acquiring party) will then entitle its holder to purchase, fractional shares of preferred stock having twice the value of the $55 exercise price, with each fractional preferred share valued at the market price of the common stock. Also, if following an acquisition of 15% or more of our common stock, Encysive is acquired by that person or group in a merger or other business combination transaction, each right would then entitle its holder to purchase common stock of the acquiring company having a value of twice the $55.00 exercise price. The effect will be to entitle our stockholders to buy stock in the acquiring company at 50% of its market price.

     We may redeem the rights at $.001 per right at any time on or prior to the tenth business day following the acquisition of 15% or more of our common stock by a person or group or commencement of a tender offer for such 15% ownership. The rights expire on January 2, 2012.

SPECIAL PROVISIONS OF OUR CHARTER, BYLAWS AND DELAWARE LAW

     The following charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control.

     Authorization of Preferred Stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of our common stock. As a result, preferred stock

     - could be issued quickly and easily;

     - could adversely affect the rights of holders of our common stock; and

     - could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

     Stockholder Meetings. Under our bylaws, a special meeting of the stockholders may be called by:

     - the board of directors; or

     - the corporate secretary upon the written request, stating the purposes of such meeting, of the holders of at least 51% of our outstanding common stock.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by the board of directors or its committees.

     Indemnification. Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of directors for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent

Delaware law permits, and no member of our board is personally liable for monetary damages for breach of the member's fiduciary duty as a director, except for liability:

     - for any breach of the member's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the member derived an improper personal benefit.

This provision may discourage derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers that indemnify them to the fullest extent Delaware law and our certificate of incorporation permit.

TRANSFER AGENT OR REGISTRAR

     The Bank of New York is the transfer agent and registrar of our common stock.

                              PLAN OF DISTRIBUTION

     We may sell shares of our common stock under this prospectus from time to time to or through underwriters, through brokers or dealers, directly to other purchasers or through agents.

     We may sell shares of our common stock under this prospectus form time to time in one or more transactions:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     The prospectus supplement will set forth the following information:

     - the terms of the offering,

     - the names of any underwriters, brokers, dealers or agents,

     - the purchase price of the shares,

     - the net proceeds to us,

     - any underwriting discounts and other items constituting underwriters' compensation,

     - any public offering price,

     - any discounts or concessions allowed or reallowed or paid to dealers, and

     - any commissions paid to agents.

SALE THROUGH UNDERWRITERS, DEALERS, BROKERS OR AGENTS

     If we use underwriters in the sale of shares of our common stock, the underwriters will acquire the shares for their own account. The underwriters may resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer shares to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered shares if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     In connection with the sale of shares of our common stock, underwriters, brokers, dealers or agents may receive compensation from us or purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of our common stock may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and the compensation received from us will be described, in the prospectus supplement.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market in accordance with Regulation M promulgated under the Exchange Act. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if those securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If dealers or brokers acting as dealers are used in the sale of the shares of common stock, we will sell the shares to such dealers or brokers as principals. The dealers or brokers acting as dealers may then resell such shares to the public at varying prices to be determined by such dealers or brokers at the time of resale. The names of dealers or brokers acting as dealers and the terms of the transaction will be set forth in the prospectus supplement relating to such shares. We may sell the shares of common stock directly or through agents designated by us from time to time. Any agent involved in the offer or sale of the shares will be named, and any commissions that we pay to such agent will be set forth, in the prospectus supplement relating to such shares. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

DIRECT SALES

     We may sell shares of common stock directly. In that event, no underwriters or agents would be involved. We may sell the shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those shares. We will describe the terms of any of these sales in the prospectus supplement.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, underwriters and their affiliates may be our customers, may engage in transactions with us or may perform services for us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

     Certain legal matters in connection with the common stock offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of Encysive Pharmaceuticals Inc. (f/k/a Texas Biotechnology Corporation) as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Encysive, L.P. (f/k/a ICOS-Texas Biotechnology L.P.) as of December 31, 2002 and 2001, and for each of the years in the two-year period ended December 31, 2002, the period from June 6, 2000 (inception) to December 31, 2000, and the period from June 6, 2000 (inception) to December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the December 31, 2002 financial statements of Encysive, L.P. (f/k/a ICOS -- Texas Biotechnology, L.P.) contains an explanatory paragraph that states that ICOS -- Texas Biotechnology, L.P. has experienced recurring losses from operations and has a partners' deficit which raise substantial doubt about its ability to continue as a going concern. The
ICOS -- Texas Biotechnology, L.P. financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The statements in this prospectus in the Risk Factors under the caption Risks Relating to Intellectual Property and other references herein to intellectual property matters have been reviewed and approved by Wood, Phillips, Katz, Clark & Mortimer, Chicago, Illinois, our patent counsel, as experts on such matters, and are included herein in reliance upon their review and approval.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration fee.........  $  4,045.00
Blue sky and similar fees and expenses......................  $  5,000.00
Transfer agent and Registrar fees...........................  $  1,000.00
Accounting fees and expenses................................  $ 50,000.00
Legal fees and expenses.....................................  $ 75,000.00
Printing and engraving expenses.............................  $ 10,000.00
Miscellaneous...............................................  $  5,000.00
                                                              -----------
     Total..................................................  $150,045.00
                                                              ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware, commonly referred to as the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     As permitted by the DGCL, our By-laws provide that it will indemnify the directors, officers, employees and agents of ours against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, our Certificate of Incorporation, as amended, indemnifies the directors, officers, employees, and our agents to the maximum extent permitted by the DGCL. We have also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL. We have director and officer liability insurance policies that provide coverage of up to $10 million.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
 1.1(1)       Form of Underwriting Agreement.
 4.1          Certificate of Incorporation, as amended (incorporated by
              reference to Exhibit 3.1 to the Company's Form 10, effective
              June 26, 1992 (as amended)).
 4.2          Amendment to the Certificate of Incorporation dated November
              30, 1993 (incorporated by reference to Exhibit 3.4 to the
              Company's Form 10-Q filed with the Commission on November
              14, 1994).
 4.3          Amendment to the Certificate of Incorporation dated May 20,
              1994 (incorporated by reference to Exhibit 3.5 to the
              Company's Form 10-Q filed with the Commission on November
              14, 1994).
 4.4          Certificate of Amendment of Certificate of Incorporation
              dated May 3, 1996 (incorporated by reference to Exhibit 3.6 to the Company's Form 10-Q filed with the Commission on
              August 13, 1996).
 4.5          Certificate of Amendment to Certificate of Incorporation
              dated May 11, 2003 (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q filed with the Commission on
              August 13, 2003).
 4.6          Amended and Restated By-laws of Texas Biotechnology
              Corporation adopted September 6, 1996 (incorporated by
              reference to Exhibit 3.7 to the Company's Form 10-Q filed
              with the Commission on November 13, 1996).
 4.7          Amendment to Article II of By-laws adopted June 29, 2000
              (incorporated by reference to Exhibit 3.8 to the Company's
              Form 10-Q filed with the commission on August 14, 2000).
 4.8          Certificate of Designations, Preferences, Limitations and
              Relative Rights of The Series A Junior Participating
              Preferred Stock of Texas Biotechnology Corporation
              (incorporated by reference to Exhibit 2 to the Company's
              Form 8-A filed with the Commission on January 3, 2002).
 4.9          Rights Agreement, dated as of January 2, 2002, between Texas
              Biotechnology Corporation and The Bank of New York, as
              Rights Agent, including exhibits thereto (incorporated by
              reference to Exhibit 1 to the Company's Form 8-A filed with the commission on January 3, 2002).
 4.10         Form of Rights Certificate (incorporated by reference to
              Exhibit 3 to the Company's Form 8-A filed with the
              Commission on January 3, 2002).
 5.1(2)       Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23.1(3)       Consent of KPMG LLP, Houston, Texas.
23.2(3)       Consent of KPMG LLP, Seattle, Washington.
23.3(2)       Consent of Porter & Hedges, L.L.P. (included in Exhibit
              5.1).
23.4(3)       Consent of Wood, Phillips, Katz, Clark & Mortimer.
24.1(2)       Power of Attorney (included on signature page to the initial filing of this registration statement and on signature page to Amendment No. 1 to this registration statement).

---------------

(1) Encysive will file as an exhibit to a current report on Form 8-K any underwriting agreement relating to our common stock offered hereby, and any additional required opinion of counsel to Encysive as to the legality of the securities offered hereby.

(2) Previously filed.

(3) Filed herewith.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on the 14th day of November, 2003.

                                          ENCYSIVE PHARMACEUTICALS INC.

                                          By:    /s/ STEPHEN L. MUELLER
                                            ------------------------------------
                                                     Stephen L. Mueller
                                                Vice President, Finance and
                                                       Administration,
                                                  Secretary and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                      DATE
              ---------                               -----                      ----

                  *                         Chairman of the Board of       November 14, 2003
--------------------------------------              Directors
          John M. Pietruski


                  *                          Director, President and       November 14, 2003
--------------------------------------       Chief Executive Officer
         Bruce D. Given, M.D.             (Principal Executive Officer)


                  *                         Director and Senior Vice       November 14, 2003
--------------------------------------    President, Research and Chief
      Richard A.F. Dixon, Ph.D.                Scientific Officer


        /s/ STEPHEN L. MUELLER             Vice President, Finance and     November 14, 2003
--------------------------------------    Administration, Secretary and
          Stephen L. Mueller             Treasurer (Principal Financial
                                             and Accounting Officer)


                  *                                 Director               November 14, 2003
--------------------------------------
        Ron J. Anderson, M.D.


                  *                                 Director               November 14, 2003
--------------------------------------
          Frank C. Carlucci


                  *                                 Director               November 14, 2003
--------------------------------------
         Robert J. Cruikshank


                  *                                 Director               November 14, 2003
--------------------------------------
         Suzanne Oparil, M.D.

              SIGNATURE                               TITLE                      DATE
              ---------                               -----                      ----


                  *                                 Director               November 14, 2003
--------------------------------------
        William R. Ringo, Jr.


                  *                                 Director               November 14, 2003
--------------------------------------
       James A. Thomson, Ph.D.


                  *                                 Director               November 14, 2003
--------------------------------------
       James T. Willerson, M.D.


 *By:       /s/ STEPHEN L. MUELLER
        ------------------------------
              Stephen L. Mueller
               Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
 1.1(1)       Form of Underwriting Agreement.
 4.1          Certificate of Incorporation, as amended (incorporated by
              reference to Exhibit 3.1 to the Company's Form 10, effective
              June 26, 1992 (as amended)).
 4.2          Amendment to the Certificate of Incorporation dated November
              30, 1993 (incorporated by reference to Exhibit 3.4 to the
              Company's Form 10-Q filed with the Commission on November
              14, 1994).
 4.3          Amendment to the Certificate of Incorporation dated May 20,
              1994 (incorporated by reference to Exhibit 3.5 to the
              Company's Form 10-Q filed with the Commission on November
              14, 1994).
 4.4          Certificate of Amendment of Certificate of Incorporation
              dated May 3, 1996 (incorporated by reference to Exhibit 3.6 to the Company's Form 10-Q filed with the Commission on
              August 13, 1996).
 4.5          Certificate of Amendment to Certificate of Incorporation
              dated May 11, 2003 (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q filed with the Commission on
              August 13, 2003).
 4.6          Amended and Restated By-laws of Texas Biotechnology
              Corporation adopted September 6, 1996 (incorporated by
              reference to Exhibit 3.7 to the Company's Form 10-Q filed
              with the Commission on November 13, 1996).
 4.7          Amendment to Article II of By-laws adopted June 29, 2000
              (incorporated by reference to Exhibit 3.8 to the Company's
              Form 10-Q filed with the commission on August 14, 2000).
 4.8          Certificate of Designations, Preferences, Limitations and
              Relative Rights of The Series A Junior Participating
              Preferred Stock of Texas Biotechnology Corporation
              (incorporated by reference to Exhibit 2 to the Company's
              Form 8-A filed with the Commission on January 3, 2002).
 4.9          Rights Agreement, dated as of January 2, 2002, between Texas
              Biotechnology Corporation and The Bank of New York, as
              Rights Agent, including exhibits thereto (incorporated by
              reference to Exhibit 1 to the Company's Form 8-A filed with the commission on January 3, 2002).
 4.10         Form of Rights Certificate (incorporated by reference to
              Exhibit 3 to the Company's Form 8-A filed with the
              Commission on January 3, 2002).
 5.1(2)       Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23.1(3)       Consent of KPMG LLP, Houston, Texas.
23.2(3)       Consent of KPMG LLP, Seattle, Washington.
23.3(2)       Consent of Porter & Hedges, L.L.P. (included in Exhibit
              5.1).
23.4(3)       Consent of Wood, Phillips, Katz, Clark & Mortimer.
24.1(2)       Power of Attorney (included on signature page to the initial filing of this registration statement and on signature page to Amendment No. 1 to this registration statement).

---------------

(1) Encysive will file as an exhibit to a current report on Form 8-K any underwriting agreement relating to our common stock offered hereby, and any additional required opinion of counsel to Encysive as to the legality of the securities offered hereby.

(2) Previously filed.

(3) Filed herewith.